Exhibit (e)(2)

Fourth Amended and Restated

Schedule A

to the

Distribution Agreement

by and between

the Investment Managers Series Trust III

and

UMB Distribution Services, LLC

NAMES OF FUNDS

FPA Crescent Fund

FPA Flexible Fixed Income Fund

FPA New Income Fund

FPA Queens Road Value Fund

FPA Queens Road Small Cap Value Fund

FPA Global Equity ETF

FPA Global Equity Fund

FPA Short-Term Government ETF

Manteio Managed Futures Strategy Fund

Manteio Multialternative Strategy Fun

The undersigned, intending to be legally bound, hereby execute this Fourth Amended and Restated Schedule A to the Distribution Agreement by and between Investment Managers Series Trust III and UMB Distribution Services, LLC, to be effective as of the [    ] day of October, 2024.

INVESTMENT MANAGERS SERIES TRUST III
(the “Trust”)

By:
Name:
Title:

UMB DISTRIBUTION SERVICES, LLC
(“UMBDS”)

By:
Scott Schulenburg
President